Exhibit 10.8

MERCANTILE BANK CORPORATION

STOCK INCENTIVE PLAN OF 2016

PERFORMANCE-BASED

RESTRICTED STOCK AWARD AGREEMENT

NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD

(2019)

Name of Grantee:

Grant Date:	November __, 2018

Number of Shares:	_______ (“Target Award”)

Performance Period:	January 1, 2019 - December 31, 2021

This Performance-Based Restricted Stock Award Agreement (the “Agreement”) contains the terms and conditions of the performance-based restricted stock award granted to you by Mercantile Bank Corporation, a Michigan corporation (the “Company”), under the Mercantile Bank Corporation Stock Incentive Plan of 2016, as amended from time to time (the "Plan").

1.     Grant of Performance-Based Restricted Stock. Pursuant to the Plan, the Company has granted to you, effective on the Grant Date (shown above), the right to receive the number of shares shown above of the Common Stock of the Company (“Shares”) at the end of the applicable Performance Period, subject to the restrictions set forth in this Agreement and the Plan. The number of Shares of Performance-Based Restricted Stock that the Grantee actually earns for the Performance Period will be determined based on the level of achievement of the Performance Goals in accordance with Exhibit A attached hereto, with [TARGET NUMBER] Shares to be earned if target performance levels are achieved (the "Target Award"). The Shares, or any installment of the Shares respectively, while subject to risk of forfeiture or any restrictions imposed by the Plan or this Agreement, are referred to in this Agreement as “Performance-Based Restricted Stock.”

2.     Stock Incentive Plan Governs. The award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated into this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning. By signing this Agreement, you accept this award, acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and acknowledge that the award is subject to all the terms and provisions of the Plan and this Agreement. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan and this Agreement.

3.     Payment. The Performance-Based Restricted Stock is granted without requirement of payment.

4.     Shareholder Rights. Your Performance-Based Restricted Stock shall be held for you by the Company, in book entry or certificated form, in your name, during the applicable Performance Period. You shall have all the rights of a shareholder for your vested Performance-Based Restricted Stock after the applicable Performance Period. With respect to your Performance-Based Restricted Stock during the applicable Performance Period,

A.     You will have the right to vote such shares at any meeting of shareholders of the Company;

B.     You will have, and the right to receive, free of restrictions (but subject to applicable withholding taxes) all cash dividends and any liquidation amounts paid with respect to such shares; and

C.     Any non-cash dividends and other non-cash proceeds of such shares, including stock dividends and any other securities issued or distributed in respect of such shares, other than liquidation payments, will be subject to the same restrictions and risk of forfeiture as the shares of Performance-Based Restricted Stock to which they relate, and the term “Performance-Based Restricted Stock” when used in this Agreement shall also include any related stock dividends and other securities issued or distributed in respect of such shares, other than liquidation payments.

5.       Performance Goals.

A.     The number of Shares of Performance-Based Restricted Stock earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A. All determinations of whether Performance Goals have been achieved, the number of Shares earned by the Grantee, and all other matters related to this Section 5 shall be made by the Committee in its sole discretion.

B.     Promptly following completion of the Performance Period (and no later than forty-five (45) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Shares that the Grantee shall earn, if any, subject to the requirements of Section 6. Such certification shall be final, conclusive, and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

6.       Vesting of Performance-Based Restricted Stock.

A.     Vesting. Shares of Performance-Based Restricted Stock are subject to forfeiture until they vest. Except as otherwise provided herein, the Shares of Performance-Based Restricted Stock will vest and become nonforfeitable, if at all, on February 15, 2022 (the "Vesting Date"). The number of Shares that vest and become nonforfeitable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit A and shall be rounded to the nearest whole Performance Share. Performance Shares that have not vested by the Vesting Date in accordance with this Paragraph 6A shall be forfeited.

All or part of your Performance-Based Restricted Stock may vest earlier than described above in this Paragraph 6A under the circumstances provided for in Paragraphs 6C, 6D, 6E or 6F below.

B.      Forfeiture Event. Subject to Paragraphs 6C, 6D, 6E and 6F below, the shares of your Performance-Based Restricted Stock that would otherwise vest on a Vesting Date will not vest and shall automatically be forfeited and returned to the Company, if after the Grant Date and prior to the Vesting Date for such Performance-Based Restricted Stock, you cease to be an Employee (a "Forfeiture Event").

C.      Accelerated Vesting Upon Death, Disability or Retirement. If you cease to be an Employee or Director because of death, Disability or (in the case of Employees Only) Retirement at or after age 65 during the Performance Period, all restrictions remaining on your Performance-Based Restricted Stock shall terminate automatically and your Performance-Based Restricted Stock shall become immediately fully vested and nonforfeitable at the Target Award level.

If you cease to be an Employee because of Retirement during the Performance Period on or after age 62, but before age 65, with 5 or more years of service with the Company, Mercantile Bank of Michigan, Firstbank Corporation or any affiliate of Firstbank Corporation, you will be vested in a pro rata portion of the shares of Performance-Based Restricted Stock granted to you, equal to the respective total number of such shares granted to you at the Target Award level multiplied by the number of full months that have elapsed since the Grant Date divided by the total number of full months in the respective Performance Period, calculated separately for Performance-Based Restricted Stock having different Performance Periods.

D.      Accelerated Vesting Upon Termination Other Than for Cause. If the Company terminates your employment as an Employee other than for Cause and you are no longer employed by the Company or any Subsidiary, then all restrictions remaining on your Performance-Based Restricted Stock shall terminate automatically with respect to the number of such shares (rounded to the nearest whole number) equal to the respective total number of such shares granted to you at the Target Award level multiplied by the number of full months that have elapsed since the Grant Date divided by the total number of full months in the respective Performance Period, calculated separately for Performance-Based Restricted Stock having different Performance Periods. All remaining shares of Performance-Based Restricted Stock shall be forfeited and returned to the Company. The Committee may, in its sole discretion, waive the restrictions remaining on and forfeiture of any or all such remaining shares of Performance-Based Restricted Stock either before or after your termination other than for Cause.

E.     Accelerated Vesting at the Committee's Discretion. The Committee may, in its discretion, at any time accelerate the vesting of your Performance-Based Restricted Stock on such terms and conditions as it deems appropriate.

F.     Change in Control. Unless the Committee, in its discretion, prescribes an economically equivalent alternative approach, if a Change in Control of the Company occurs, and if the parties do not agree that your Performance-Based Restricted Stock award will be assumed or substituted by the successor or acquiring company (or a parent company thereof), then your Performance-Based Restricted Stock that is outstanding and has not previously been forfeited, shall become immediately fully vested and nonforfeitable at the Target Award level as provided in Section 9 of the Plan.

7.     Forfeiture of Performance-Based Restricted Stock. If any of your Performance-Based Restricted Stock is forfeited as provided for in Paragraph 6, such forfeiture shall be immediate, and forfeited Performance-Based Restricted Stock (including any cash dividends or liquidation payments for which the record date occurs on or after the date of the forfeiture, and any noncash dividends or noncash distributions with respect to Performance-Based Restricted Stock that is forfeited), and all of your rights to and interest in the forfeited Performance-Based Restricted Stock shall terminate without payment of consideration. Forfeited Performance-Based Restricted Stock shall be reconveyed to the Company, and you agree to promptly take such action and sign such documents as the Company may request to facilitate such reconveyance to the Company.

8.      Performance-Based Restricted Stock Not Transferable. Unless the Committee otherwise consents or permits, neither the Performance-Based Restricted Stock, nor any interest in the Performance-Based Restricted Stock, may be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated during the Performance Period except by will or the laws of descent and distribution, and all of your rights with respect to the Performance-Based Restricted Stock shall be exercisable during your lifetime only by you, or your guardian or legal representative. Any attempted action in violation of this paragraph shall be null, void, and without effect.

9.      Taxes and Tax Withholding

A.     The vesting of your Performance-Based Restricted Stock, or making an Internal Revenue Code Section 83(b) election with respect to this award of Performance-Based Restricted Stock, will cause you to have income with respect to the Performance-Based Restricted Stock, and will subject you to income tax on that income.

B.     You agree to consult with any tax consultants you think advisable in connection with your Performance-Based Restricted Stock and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

C.     Whenever any Performance-Based Restricted Stock becomes vested under the terms of this Agreement, or an Internal Revenue Code Section 83(b) election is made with respect to this award of Performance-Based Restricted Stock, you must remit, on or prior to the due date thereof, the minimum amount necessary to satisfy all of the federal, state and local withholding (including FICA) tax requirements imposed on the Company (or the Subsidiary that employs you) relating to your Shares. This withholding tax obligation may be satisfied by any (or a combination) of the following means: (i) cash, check, or wire transfer; (ii) authorizing the Company (or Subsidiary that employs you) to withhold from other cash compensation payable to you by the Company or a Subsidiary; or (iii) unless the Committee determines otherwise, authorizing the Company to withhold Shares otherwise deliverable to you as a result of the vesting of the Performance-Based Restricted Stock, or delivering other unencumbered shares of the Common Stock of the Company which have been held for at least six months, equal to the amount of the withholding obligation.

D.     You may within the thirty day period after the Grant Date, in your sole discretion, make an election with the Internal Revenue Service under, and to the extent permitted by, Section 83(b) of the Internal Revenue Code. If you make this election, you will promptly give the Company notice that you have made the election, and provide the Company a copy of the election with the notice.

10.     Value of Shares Not Included In Other Computations. The value of the Shares under this Agreement will not be taken into account in computing the amount of your salary or other compensation for purposes of determining any incentive compensation, pension, retirement, death or other benefit under any employee benefit plan of the Company or any Subsidiary, except to the extent, if any, that such plan or another agreement between you, and Company or a Subsidiary, specifically provides otherwise.

11.      Legending Performance-Based Restricted Stock. The Company may, without liability for its good faith actions, place legend restrictions upon the Performance-Based Restricted Stock or unrestricted Shares obtained upon vesting of the Performance-Based Restricted Stock and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of the Performance-Based Restricted Stock.

In addition to any other legend or notice that may be set forth on the certificate or book entry records relating to any Performance-Based Restricted Stock, any certificate or book entry records evidencing shares of Performance-Based Restricted Stock awarded pursuant to this Agreement may bear a legend or notice substantially as follows:

The shares represented by this certificate were issued subject to certain restrictions under the Mercantile Bank Corporation Stock Incentive Plan of 2016 (the “Plan”). This certificate is held subject to the terms and conditions contained in a performance-based restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the performance-based restricted stock agreement are on file in the office of the Secretary of the Company.

12.     Committee Determinations Are Conclusive. Determinations regarding this Agreement (including, but not limited to whether an event has occurred resulting in the forfeiture of or vesting of Performance-Based Restricted Stock) shall be made by the Committee in accordance with this Agreement and the Plan, and all determinations of the Committee shall be final and conclusive and binding on all persons.

13.     No Right of Continuing Employment. Neither this Agreement nor the Plan creates any contract of employment, and nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or any Subsidiary. Nothing in this Agreement or the Plan creates any fiduciary or other duty to you owed by the Company, any Subsidiary, or any member of the Committee except as expressly stated in this Agreement or the Plan.

14.     Amendment of Plan and this Agreement. The Company reserves the right to amend the Plan and this Agreement as provided for or not prohibited by the Plan. Any amendment to this Agreement shall be in writing and signed by the Company, and to the extent required by the Plan, signed by you.

15.     Additional Information. By signing this Agreement, you agree to provide any information relating to this Agreement or the Performance-Based Restricted Stock that is reasonably requested from time to time by the Company.

16.     Notices. Any notice by you to the Company under this Agreement shall be in writing and shall be deemed duly given only upon receipt of the notice by the Company at its principal executive office addressed to its Secretary or Chief Financial Officer. Any notice by the Company to you shall be in writing or by electronic transmission, and shall be deemed duly given if mailed or sent by electronic transmission to you at the address specified below by you, or to your email address at the Company, or to such other address as you may later designate by notice given to the Company.

17.     Governing Law. The validity, construction and effect of this Agreement shall be governed by the laws of the State of Michigan.

18.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signatures on following page]

The Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has executed this Agreement, each as of the Grant Date set forth above.

MERCANTILE BANK CORPORATION

By:
Robert B. Kaminski, Jr.
Its: President and Chief Executive Officer

GRANTEE

I acknowledge having received, read and understood the Plan and this Agreement, and agree to all of the terms and provisions of this Agreement.

(Signature)

(Please print your residence address)

EXHIBIT A

Performance Goals

The number of shares of Performance-Based Restricted Stock earned during the Performance Period shall be based upon the Company's achievement of certain performance levels for each of the measurement criteria as defined in the tables below. A linear interpolation would be used to determine the payout in the event a measurement criteria falls between the threshold and target, or target and maximum, performance levels.

The Performance Goals for the Performance Period are based on a comparison of the Company’s average performance over the Performance Period (i.e., the summation of performance for calendar years 2019, 2020 and 2021 divided by three) for:

(1)     Return on Average Assets (“ROAA”);

(2)     Diluted Earnings per Share Growth (“Diluted EPS Growth”); and

(3)     Return on Equity (“ROE”).

The Committee will determine whether the Performance Goals have been met by taking into consideration the Company’s performance as compared to budget. In addition, the Committee may take into consideration the 3-year average of the median performance for the Peer Group with respect to ROAA, Diluted EPS Growth and ROE, business unit and individual performance and such other factors as the Committee may determine and approve in its sole discretion. The “Peer Group” means a group of similarly sized financial institutions located in the Midwest, as determined by the Compensation Committee in its sole discretion; provided, however, that a financial institution will be deleted from the Peer Group for 2021 if it has not reported its year-end financial results by January 31, 2022 (the “Determination Date”).

On or about the Determination Date, the Committee shall make its determinations regarding the achievements of ROAA, Diluted EPS Growth and ROE for the Company based on Company financial statements, and comparing results to budget, to the Peer Group based on publicly available information, and to any other factors as determined in the Committee’s discretion. The Committee shall have complete flexibility in determining whether, and to what extent, the Performance Goals have been met, and the determination of the Committee shall be final and binding on all parties.

THREE-YEAR RETURN ON AVERAGE ASSETS
Performance Period
Performance Level	2019-2021	Vesting
Maximum Performance		37.5% of target award
Target Performance		25% of target award
Threshold Performance		12.5% of target award
< Threshold Performance		0% of target award

THREE-YEAR DILUTED EARNINGS PER SHARE GROWTH
Performance Period
Performance Level	2019-2021	Vesting
Maximum Performance		75% of target award
Target Performance		50% of target award
Threshold Performance		25% of target award
< Threshold Performance		0% of target award

THREE-YEAR RETURN ON EQUITY
Performance Period
Performance Level	2019-2021	Vesting
Maximum Performance		37.5% of target award
Target Performance		25% of target award
Threshold Performance		12.5% of target award
< Threshold Performance		0% of target award

In its discretion, the Compensation Committee may adjust Performance Goals and performance measure results during the Performance Period for extraordinary events or accounting adjustments associated from significant asset purchases or dispositions or other events not contemplated or otherwise considered when the Performance Goals and targets were established.

Determining Number of Shares Earned

Except as otherwise provided in the Plan or the Agreement, the number of Shares earned with respect to the Performance Period shall be determined as follows:

1.

Compute the sum of the percentage of the actual performance achieved with respect to each Performance Goal above. The Performance Goals are weighted as follows: ROAA – 25%; Diluted EPS Growth – 50%; and ROE – 25%.

2.	Multiply the percentage determined in paragraph 1 by the Target Award number of Shares. The result is the number of Shares earned for the Performance Period.

Award Range

Depending on the Company's performance relative to the Performance Goals, the Grantee may earn between 0% and 150% of the Target Award.